EXHIBIT A

AMENDMENT TO THE
PROFIT SHARING PLAN FOR
EMPLOYEES OF ALLIANCEBERNSTEIN L.P.

WHEREAS, AllianceBernstein L.P. (the “Company”) maintains the Profit Sharing Plan for Employees of AllianceBernstein L.P., amended and restated as of January 1, 2015 (the “Plan”);
WHEREAS, pursuant to Section 16.01 of the Plan, the Company, by action of the Board of Directors of the general partner of the Company responsible for the management of the Company’s business, or a committee thereof designated by such Board, may amend the Plan, subject to certain restrictions in the Plan; and
WHEREAS, the Company desires to amend the Plan, effective January 1, 2017, to increase the initial automatic enrollment percentage from 3% to 6% and increase the annual automatic escalation of defaulted deferral elections from 1% each year up to a maximum of 7% to 2% each year up to a maximum of 10%.
NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2017, as follows:
1.Section 1.28 of the Plan is hereby amended in its entirety to read as follows:

Section 1.28.    “Initial Automatic Enrollment Percentage” means the percentage of a Member’s Salary Reduction Compensation as defined in Section 5.01(c) that is contributed to his Member Salary Deferral Account where a Member fails to make an affirmative election of a Member Salary Deferral percentage. Prior to January 1, 2017, the Initial Automatic Enrollment Percentage shall be three percent (3%). On or after January 1, 2017, the Initial Automatic Enrollment Percentage shall be six percent (6%).

2.    Section 5.01(b)(3) of the Plan is hereby amended in its entirety to read as follows:

(3)    Effective on and after January 1, 2017, unless and until a Member makes an affirmative election otherwise, such a Member’s deemed election shall automatically be increased by two percent (2%) each January 1 to a maximum of ten percent (10%) of Salary Reduction Compensation and effective on and after January 1, 2011, and before January 1, 2017, unless or until a Member makes an affirmative election otherwise, such a Member’s deemed election shall automatically be increased by one percent (1%) each January 1 to a maximum of seven percent (7%) and effective on and after January 1, 2009 and before January 1 2011, unless or until a Member makes an affirmative election otherwise, such a Member’s deemed election shall automatically be increased by one percent (1%) each January 1 to a maximum of five percent (5%) of Salary Reduction Compensation; provided, however, that if a Member’s Employment Commencement Date occurs on or after July 1 of a Plan Year, such automatic increase shall not apply in the following Plan Year. No deemed election nor automatic increase described in this Section 5.01(b) shall result in the Member’s salary deferral exceeding the deferral limitation set forth in Section 5.01(a) above without respect to Catch-up Contributions under Section 5.07. The Investment Committee or the Administrative Committee may establish and adopt written rules, regulations and/or administrative guidelines designed to facilitate the administration and operation of the provisions of this paragraph, as it may deem necessary or proper, in its sole discretion.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned who is duly authorized has executed this amendment as of October 20, 2016.

ALLIANCEBERNSTEIN L.P.

By:    /s/ John C. Weisenseel
John C. Weisenseel
Chief Financial Officer

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